Exhibit 10.64

WORK FOR HIRE AGREEMENT - ACKNOWLEDGEMENT AND ASSIGNMENT

This Work for Hire Agreement - Acknowledgement and Assignment (the “Agreement”) is entered into this 21st day of December, 2022 (the “Effective Date”) by and between Signing Day Sports, (“Client”) and Midwestern Interactive, LLC, a Missouri limited liability company (“Embedded Contractor”).

WHEREAS, Client desires to engage Embedded Contractor to perform contract engineering services related to the following project (the “Project”):

We’ll work closely with Dennis, Sheila, David and the Signing Day Sports team utilizing agile development and or design processes, to define two or one week sprints that consist of development and or design tasks and priorities set by the Signing Day Sports team and the Midwestern team to move their project forward. Initially including, but not limited to 9 Full Time Software Engineers, 1 Security and DevOps Engineer, 1 designer and a ½ time project manager.

WHEREAS, the Project will be further planned and defined by Client and Embedded Contractor in bi-weekly sprints;

WHEREAS, in connection with the Project, Client desires to retain the services of Embedded Contractor for the purpose of creation and development of certain intellectual property (the “Work(s)”) pursuant to terms and conditions of this Agreement; and

WHEREAS, the term “Works” applies to both past and future creation of intellectual property created by Embedded Contractor for Client; and

WHEREAS, Embedded Contractor is in the business of rendering intellectual property services and products in accordance with the specifications of its customers and desires to provide such services and products to Client, including the creation and development of the Work(s) in accordance with the Project and any Future Projects upon request and submission by Client under this Agreement.

WHEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

(1) Acknowledgement and Assignment. Embedded Contractor acknowledges and agrees that certain copyrightable Work(s) may be produced or created by or through it or its employees, contractors, agents or representatives; specifically, those specific development services and objectives set forth at the sole request of Client. The Work(s) created for Client are the sole and absolute property of Client.

It is the intent of the parties hereto that this Agreement and the Acknowledgement and the Assignments made herein shall apply to and encompass all past, present and future Work(s) that were or are to be created or developed in the future by Embedded Contractor for Client (whether pursuant to the terms of this Agreement or otherwise) and regardless of whether such Work(s) are specifically set forth to this Agreement. Further, this Agreement shall apply to all Works that Embedded Contractor previously created for Client directly, or on behalf of Client. Client may request and submit other projects for development and design services to Embedded Contractor (“Future Projects”). The parties agree that any Future Projects shall be governed by the terms and conditions of this Agreement. Client has the unrestricted right to file for and register all Works under the copyright laws, or similar laws, of any country without consent from the Embedded Contractor. Embedded Contractor hereby authorizes Client to file any such copyright applications as “Works for Hire” without further authorization or consent of Embedded Contractor.

(2) Work for Hire. Embedded Contractor acknowledges and agrees that the Work(s) will be deemed to be: (i) “Work(s) Made for Hire”, or (ii) comprise creative Work(s) specially ordered and commissioned by Client as a Work(s) Made for Hire for Client, as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended. Embedded Contractor further acknowledges and agrees that Client is and will forever be deemed the sole author and/or exclusive owner of the Work(s) for all purposes and the exclusive owner throughout the World of all the rights of any kind in and to the Works, including, without limitation, the copyright therein and any renewal or extension rights in connection therewith. Embedded Contractor acknowledges and agrees that Client has the sole right to utilize, license and exploit (or to refrain therefrom) any or all of the foregoing rights to the Work(s) in any and all media, now known or hereafter devised, throughout the World, in any and all configurations, and in perpetuity. Embedded Contractor hereby waives all claims that Embedded Contractor may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of “droit moral” with respect to the Work(s) (or any other ownership, right, title or interest in or to the Work(s) whatsoever). Embedded Contractor agrees not to create any derivative works from the Work(s) without the advance written permission of Client, which may be withheld in its absolute and sole discretion.

(a) No Dispute. To the extent that the Work(s) are not deemed a Work(s) Made for Hire, and/or to the extent that Client may be deemed not to be the exclusive owner thereof in any territory of the World, Embedded Contractor hereby irrevocably assigns and transfers the Work(s) to Client, together with the copyrights and all other rights, title and interest in and to it, perpetually and throughout the World. Embedded Contractor will promptly, upon request, execute and deliver to Client such additional documents as Client may deem necessary to evidence and effectuate Client’s sole and exclusive ownership rights to the Work(s).

(3) In-Process and Future Proposals and Work(s). Client desires to engage Embedded Contractor to perform and render intellectual property creative and development services and products on behalf of Client as set forth in this Agreement. Any Work(s) that are currently in-process, any Work(s) that are created in connection with the Project, and any Future Projects and Work(s) shall be subject to and governed by the terms and conditions of this Agreement.

(4) Obligations of Embedded Contractor. Embedded Contractor agrees to fulfill the Project to the best of their ability and fulfill and complete the Project and all Future Projects and corresponding Work(s) in a prompt and efficient manner consistent with past performance, past practice and professional industry standards. During the term of this Agreement, Embedded Contractor agrees to commit to and be available to Client a minimum of 11.5 FTE ( Equivalent to that of a full time employee) of dedicated time per month unless defined by a separate Agreement. Embedded Contractor shall charge its current customary rates of $163,466 per month for the specific development and or design services provided to Client and shall invoice Client on a monthly basis for the specific development and or design services provided to Client pursuant to this Agreement. There will be no increase in the rates and associated costs for the specific development and or design services provided to Client unless first agreed to by the parties hereto and any such modification shall be the subject of an amendment to this Agreement or a separate agreement in writing.

(5) Obligations of Client. During the term of this Agreement, the Client will submit or receive requests for and relative to the performance of the Project, Future Projects and corresponding Work(s). While the Agreement remains in effect, Client agrees to a minimum of 11.5 FTE ( Equivalent to that of a full time employee ) of dedicated time per month at $163,466 per month unless defined by a separate Agreement. Client shall promptly pay the monthly invoice submitted by Embedded Contractor consistent with past practice. All reasonable and pre-approved travel and or other expenses related to the project will be reimbursed with net 15 turn upon delivered invoice and receipts. All reasonable and pre-approved paid time off and/or vacation time submitted by the Embedded Contractor shall be paid by the Client in an amount not to exceed the paid time off and/or vacation time offered by Client to other Full Time Employees of Client.

(6) Representations and Warranties. Embedded Contractor hereby represents and warrants: (a) that Embedded Contractor will perform and provide all services and products in a professional manner consistent with industry practice and in accordance with the specifications and requirements of Client; (b) that Embedded Contractor has the right and power to enter into and fully perform this Agreement and to make all representations and warranties contained herein, without any conflict with any other agreement, commitment or obligation of Embedded Contractor; (c) Embedded Contractor reserves the right to showcase work examples related to this Agreement; and (d) that Embedded Contractor has not used, and will not use, any third party information, data, artwork, photographs, text, computer code or any other items (collectively, “Third Party Materials”) which may be, or are, subject to copyright, trademark or patent protection without the written permission of such third party(s) specifically authorizing any and all use of the Third Party Materials in the performance of this agreement. Embedded Contractor further represents and warrants to Client that (i) all right, title and interest in and to the Work(s) is fully assignable to Client as set forth herein, (ii) neither the Work(s) nor any element thereof infringes or misappropriates any intellectual property right of any third party; (iii) neither the Work(s) nor any element thereof is subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances, encroachments or licenses; and (iv) Embedded Contractor will not grant, directly or indirectly, any right or interest in the Work(s) to any other person.

(7) Payment Terms. During the term of this Agreement, Client agrees to continue to pay invoices for future and continued development and or design of the Work(s). There shall be no increase in the rates and associated costs and expenses charged to Client as of the Effective Date of this Agreement unless first agreed to by the parties hereto and any such modification shall be subject of either an amendment to this Agreement or a separate agreement in writing. Embedded Contractor shall submit monthly invoices to Client in accordance with Client’s instructions for invoice submission. Each invoice will be generated on or about the 15th of each month for the following month’s work and will be payable by the 1st.

(a) Taxes. Embedded Contractor will pay all federal, state and local taxes and other governmental charges or fees, including employment, social security, or state or federal income tax, that may be imposed on Embedded Contractor.

(b) Record-keeping and Review. Embedded Contractor will maintain complete and accurate books and records regarding all services or projects performed and provided under this Agreement and all fees and expenses incurred by Embedded Contractor, sufficient to document the fees and expenses invoiced to Client and the compliance by Embedded Contractor with the terms of this Agreement. Embedded Contractor shall maintain such records for at least 3 years following the termination of this Agreement. At any time during such period, Embedded Contractor will provide Client with copies of all such books and records at Client’s reasonable request.

(c) Payment Terms

01/15/2023 $163,466 due on 02/01/2023

02/15/2023 $163,466 due on 03/01/2023

03/15/2023 $163,466 due on 04/01/2023

These amounts can vary depending on IPO status and Client’s ability to pay in full on the due date.

(8) Term and Termination. The Term of this Agreement shall commence on the Effective Date of January 1st, 2023 and shall continue for an indefinite period of months ending when either party submits 90 days notice of cancellation. There will be constant communication around adding, removing, or ending resources for the calendar year of 2023 allowing 3 months notice for a ramp up or down. Notwithstanding any provision herein, Signing Day Sports may terminate this Agreement upon a material breach or default by Embedded Contractor of any of its obligations hereunder, upon 30 days’ written notice and opportunity to cure such breach or default. The execution of this agreement will terminate and replace both existing agreements that were executed earlier this year on December 6th and August 17th respectively.

(9) Client Assignment. The parties agree that Client’s rights with respect to the Work(s) may be freely assigned and licensed, in Client’s absolute and sole discretion, and any such assignment or license will remain binding and inure to the benefit of any such assignee or licensee.

(10) Ownership of Data. Client owns all right, title and interest in and to all information and data relative to the Work(s) and all information and data related to this Agreement (collectively, “Data”).

(a) Data Privacy and Security. Embedded Contractor represents, warrants, and covenants that Embedded Contractor: (i) maintains a data security program that includes reasonable and appropriate technical, organizational, administrative and other security measures sufficient to prevent the destruction, loss, unauthorized access to, or unauthorized alteration of any Data, and which is adequate to meet the requirements of applicable laws, regulations and industry standards; (ii) will comply with such program and all state and federal data privacy and data security laws and regulations with respect to the Data; and (iii) will use at least reasonable and appropriate means to secure all Data from unauthorized access or acquisition. Embedded Contractor further agrees that it will notify Client within 48 hours of discovering any information that suggests that any Data may have been accessed or compromised in an unauthorized manner or otherwise in violation of this Agreement. In order to protect Client’s Data and Confidential Information (as defined below), Client may require Embedded Contractor to use its computers and e-mail systems.

(11) Confidentiality. “Confidential Information” means all nonpublic information disclosed or made available under this Agreement that relates to the other party’s technology, services, finances, employees, customers, business, or operations. Confidential Information shall not include any information that the party receiving such information can demonstrate: (a) was already lawfully known to that party at the time of disclosure by the other party; (b) is disclosed to that party by a third party who had the right to make such disclosure without any confidentiality restrictions or other obligations as to the information disclosed; or (c) is, or through no fault of that party has become, generally available to the public. Each party acknowledges and agrees that it will use its best efforts, practices and reasonable care to protect the confidentiality of the other party’s Confidential Information using at least the same measures it would use to protect its own or similar information. Neither party will disclose any Confidential Information relative to this Agreement, or use any of the Confidential Information for any purpose other than the purpose of this Agreement, without the advance prior written consent of the other. Notwithstanding the foregoing, each party will be allowed to disclose Confidential Information of the other party solely to the extent that such disclosure is required by law or by the order of a court (or similar judicial or administrative body) having jurisdiction over such party, provided that the party notifies the other party of such required disclosure promptly and in writing (unless prohibited by law) and cooperates with the other party in any lawful action to contest or limit the scope of such required disclosure or to seek a protective order covering any such disclosure.

(12) Non-compete. For the benefit of the Client and its successors and assigns, the Embedded Contractor agrees and covenant that within the continental United States and for a period of three (3) years after the signing of this Agreement (the “non-compete term”) it will not a) engage or be interested, directly or indirectly, in any phase of a Competitive Business, b) solicit, call on or otherwise deal in any Competitive Business with any customer or supplier with whom the Client shall have dealt at any time during the preceding one (1) year period, c) influence or attempt to influence any such supplier or customer of the Client to terminate or modify any written or oral agreement or course of dealing with the Client, d) employ or retain, or arrange to have any other person or entity employ or retain, any person who shall have been employed or retained by the Client as an employee, consultant or agent at any time during the preceding one (1) year period, or e) influence or attempt to influence any such person to terminate or modify his employment arrangement with the Client. In the event that the foregoing limitations upon the conduct of Embedded Contractor are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

“Competitive Business” includes any business that competes with the businesses conducted by the Client insofar as those businesses involve providing the final combined set of functionalities delivered to the Client in the completed and approved software application(s).

The term “engaged or be interested, directly or indirectly,” includes giving advice or technical or financial assistance, by loan, guarantee, stock transactions or in any other manner to any person, firm, association, trust, venture or corporation, engaged in a Competitive Business.

During the term of this Agreement and one year following its expiration or termination, the Client agrees to not solicit or hire any employees of the Embedded Contractor without the expressed consent, or approval of the Embedded Contractor; provided, that a general advertisement or solicitation to which an employee of the Embedded Contractor responds shall in no event be deemed a breach of this provision.

(13) Governing Law; Dispute Resolution. This Agreement shall be in all respects governed by and construed by the laws of the State of Missouri.

(a) Dispute Resolution. Except to the extent Client or Embedded Contractor elect to enforce a provision of this Agreement by injunction or other legal or equitable remedies, all disputes, claims, and controversies between the parties arising under this Agreement or in connection with this Agreement that have not been otherwise resolved through mediation (after a period of no more than 30 days) shall be resolved in the Circuit Court of Jasper County, Missouri or a federal court located in the Western District of Missouri and having jurisdiction. In addition to any damages arising out of or resulting from any such dispute, claim or controversy, the prevailing party shall receive its costs and attorney’s fees incurred in the enforcement of this Agreement.

(b) Equitable Relief. Notwithstanding the foregoing, the parties agree that any breach of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the non-breaching party for which there may be no adequate remedy at law, and Client or Embedded Contractor will therefore be entitled to seek injunctive or other equitable relief, in addition to any other remedy to which the parties may be entitled under this Agreement or by law or in equity. Attorney’s fees, costs and other expenses may be awarded to the prevailing party upon obtaining equitable enforcement of this Agreement.

(14) Assignment. Neither party may assign all or a portion of this Agreement without the prior written consent of the other party.

(15) Deadlines. Deadlines with a bonus or discount structure (if applicable) will be attached as an Amendment to this Agreement for each deadline. These deadlines will need to be agreed upon by both Client and Embedded Contractor with a defined scope of deliverables, and monetary guidelines for hitting or missing the deadline.

(16) Notices. Except as otherwise specifically provided in this Agreement, notices or other communications shall be in writing and shall be effective when delivered personally or via overnight courier, or mailed, postage pre-paid, by certified or registered mail to each party at the address set forth below.

Client:	Embedded Contractor:
Signing Day Sports	Midwestern Interactive LLC
8355 E. Hartford Drive, Ste. 100	713 S. Main Street
Scottsdale, AZ 85255	Joplin, MO 64801

(17) Entire Agreement. This Agreement represents the entire Agreement between the parties concerning the subject matter hereof and supersedes all proposals or quotations, negotiations, conversations or discussion relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument signed by both Embedded Contractor and Client.

(18) Relationship. Embedded Contractor’s relationship with Client will be that of an independent contractor. Nothing in this Agreement will be construed to create a partnership, joint venture or employer-employee relationship. Embedded Contractor is not the agent of Client and is not authorized to make any representation, contract or commitment on behalf of Client. Embedded Contractor may not hold itself out as an employee or agent of Client and may not use Client’s name or logo on its letterhead, business cards, or similar publications. Client has no obligation to provide, and will not provide, Embedded Contractor or its employees with disability or unemployment compensation insurance, workers compensation insurance or benefits, or any other employment benefit.

By:	Signing Day Sports

By:	/s/ Danny Nelson
Its:	CEO	Date:	1/3/2023

“Client”

By:	Midwestern Interactive, LLC,
a Missouri limited liability company

By:	/s/ Austin Daniel
Its:	Chief Growth Officer	Date:	1/3/2023

“Embedded Contractor”